Exhibit 99.1

Eyenovia Announces 1-for-80 Reverse Stock Split

Reverse stock split, when effective, is intended to restore compliance with the Nasdaq minimum bid price requirement while Eyenovia continues to evaluate a broad range of strategic alternatives

NEW YORK, January 28, 2025 – Eyenovia, Inc. (NASDAQ: EYEN) (“Eyenovia” or the “Company”), an ophthalmic technology company focused on completing development of its proprietary Optejet topical ophthalmic medication dispensing platform, today announced that its Board of Directors approved a 1-for-80 reverse stock split (the “Reverse Stock Split”) of its outstanding shares of common stock, $0.0001 par value per share, which is within the ratio range approved by the Company’s stockholders at a special meeting of stockholders held on January 21, 2025. The Reverse Stock Split will be effective at 4:00 p.m., Eastern Time, on January 31, 2025. At the market open on February 3, 2025, the common stock will begin trading on a post-split basis under the existing ticker symbol “EYEN” and new CUSIP number 30234E 203. The Reverse Stock Split is being effected to enable the Company to regain compliance with the minimum bid price required to remain listed on the Nasdaq Capital Market.

When the Reverse Stock Split is effective, every 80 shares of the Company’s common stock issued and outstanding will be combined automatically into one share of common stock so that the number of shares of common stock issued and outstanding will be reduced from approximately 167.5 million shares to approximately 2.1 million shares. Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will be entitled to receive a cash payment in lieu of such fractional share. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that any cash payments are made in lieu of fractional shares. In addition, proportionate adjustments will be made to the number of shares underlying, and the exercise or conversion prices of, the Company’s outstanding stock options and warrants, and to the number of shares of common stock issuable under the Company’s Amended and Restated 2018 Omnibus Stock Incentive Plan, as amended (which adjustment will not impact the additional 350,000 shares of common stock reserved for issuance under such plan, as approved by the Company’s stockholders at the special meeting of stockholders held on January 21, 2025). The Reverse Stock Split will not reduce the number of authorized shares of common stock or change the par value of the common stock.

About Eyenovia, Inc.

Eyenovia, Inc. is an ophthalmic technology company developing its proprietary Optejet topical ophthalmic medication dispensing platform. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may combine to produce better treatment options and outcomes for patients and providers. For more information, please visit Eyenovia.com.

Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including those relating to the Company’s planned Reverse Stock Split and the timing thereof, the impact of the Reverse Stock Split on the Company’s stockholders, including any adjustments that may result from the treatment of fractional shares, the Company’s ability to regain compliance with the listing rules of the Nasdaq and maintain its continued listing, and the expected number of shares of common stock to be issued and outstanding following the Reverse Stock Split. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: the availability of sufficient financial resources to make payments on our debt obligations to Avenue Capital and to continue and complete the evaluation of our strategic alternatives, as well as the clinical development and commercialization of our products, as to which no assurance can be given; the potential advantages of our products and platform technology; the timing of, and our ability to submit applications for, maintaining regulatory approvals for our products; the rate and degree of market acceptance and clinical utility of our products; our estimates regarding the potential market opportunity for our products; reliance on third parties to develop and commercialize our products; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to maintain regulatory approval for our products and product candidates; and our competitive position.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:

Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com

Eyenovia Investor Contact:

Eric Ribner

LifeSci Advisors, LLC

eric@lifesciadvisors.com

(646) 751-4363